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                                   EXHIBIT 99


                         Mid-State Bank and BSM Bancorp
                           Announce Merger Agreement

                                  Press Release

Arroyo Grande, CA -- Chairmen Albert L. Maguire and A. J. Diani, along with the Boards of Directors of Mid-State Bank and BSM Bancorp, the holding company of Bank of Santa Maria, announced today that they have signed a definitive agreement to merge, subject to the approval of banking regulators and the shareholders of both banks. The merged entity, Mid-State Bancshares, will have assets in excess of $1.0 billion, making it the largest bank in San Luis Obispo and Northern Santa Barbara Counties.

Upon consummation of the transaction, expected in the third quarter of 1998, it is estimated that Mid-State Shareholders will own approximately 70% and BSM Bancorp Shareholders will own approximately 30% of a holding company to be known as Mid-State Bancshares. Albert L. Maguire, current chairman of Mid-State Bank, will remain chairman of the surviving holding company, with Bank of Santa Maria chairman, A. J. Diani serving as vice chairman. Carrol R. Pruett will be president and Chief Executive Officer of the new combined bank and of Mid-State Bancshares. William A. Hares, current president and CEO of BSM Bancorp, will serve as executive vice president.

The merger is structured to be tax-free and is intended to be accounted for as a pooling-of-interests. BSM Bancorp shareholders will receive new Mid-State Bancshares stock valued at approximately $90 million or $29.37 per share. The agreement provides for an exchange of common stock at a ratio that is subject to certain potential adjustments, and the price of Mid-State Bank stock preceding the effective date of the transaction. Additionally, applications will be filed to list the Mid-State Bancshares stock on the NASDAQ National Market.

The transaction is expected to be accretive to Mid-State Bancshares earnings during 1999 based upon anticipated improvements to the efficiency of the operations, resulting in expected reductions in operating expenses. Additional earnings enhancements will result from cross marketing efforts, increased lending capacity and increased market presence.

Carrol R. Pruett, president of Mid-State Bank announced, "We believe the similar business philosophies and values of the two banks provides an excellent opportunity to continue to contribute the best financial products and personal service available in our marketplace. The combined institutions will provide greater convenience and more diverse products to the customers of both banks. It is especially important that the new bank will continue to have our local identity, with management and decision making structure at the local level, helping us to remain the premier bank in the region."

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Chairman of the Board Albert Maguire added, "We are pleased with the opportunities this joining of businesses provides, and proud that the solid foundations of both banks will allow us to maintain and nurture those relationships we have established over the years. We will continue to be involved in all the communities we serve providing a high level of attention to our customers and organizations."

A. J. Diani, Chairman of BSM Bancorp commented, "This combination allows us to consolidate and expand each banks strengths to continue to focus with decisions and actions that better serve our market areas. I am looking forward to this new challenge."

Bill Hares, president of Bank of Santa Maria added, "Mid-State Bank and Bank of Santa Maria share a commitment to local communities and have worked together on several occasions to accommodate a specific need of their customers. Many of our officers, employees, and directors are known to each other and occasionally have worked together in past years. "We are very excited about the opportunity to combine resources with Mid-State Bank."

At December 31, 1997, Mid-State Bank had total assets of $842 million, total deposits of $757 Million, total loans of $338 Million, and total equity of $78 million. BSM Bancorp reported $344 million in assets, deposits of $306 million, loans totaling $189 million, and total equity of $36 million at the same date. Mid-State Bank reported record earnings for 1997 at $13.4 million, while Bancorp reported earnings of $4.2 million


Forward Looking Information: This news release contains statements regarding the performance of Mid-State Bank and BSM Bancorp on a stand-alone and pro-forma combined basis. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the projections discussed in this release since such projections involve significant risks and uncertainties. Factors that might cause such differences include, but are not limited to, revenues following the merger are lower than expected or expenses are higher than expected, costs or difficulties related to the integration of the banks are greater than expected, competitive pressures among financial institutions increase significantly, economic conditions, either nationally or locally in areas in which the combined companies will conduct their operations, are less favorable than expected, or legislation or regulatory changes adversely affect the business in which the company would be engaged.




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